Exhibit 99.3

NEWS RELEASE

OSI Pharmaceuticals	AVEO Pharmaceuticals
Kathy Galante	Dave Johnston
Sr. Director, Investor & Public Relations	Chief Financial Officer
(631) 962-2043	(617) 299-5000

Kim Wittig	Caton Lovett
Director, Public Relations	Pure Communications, Inc.
(631) 962-2135	(910) 232-7166
OSI Pharmaceuticals and AVEO Pharmaceuticals Expand Oncology Discovery and Translational
Research Collaboration
MELVILLE, NY and CAMBRIDGE, Mass., July 21, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ:OSIP) and AVEO Pharmaceuticals, Inc. today announced that they have expanded the drug discovery and translational research collaboration announced in October of 2007. The alliance is anchored around developing molecular targeted therapies to target the underlying mechanisms of epithelial-mesenchymal transition (EMT) in cancer and to develop proprietary datasets of associated patient selection biomarkers to support OSI’s targeted medicine pipeline. EMT is a process of emerging significance in tumor development and disease progression and the focal point of OSI’s proprietary oncology research efforts. The companies are expanding their efforts to validate cancer targets and to deploy key elements of AVEO’s proprietary translational research platform in support of OSI’s clinical development programs.
Under the terms of the expanded discovery and research agreement, OSI will pay AVEO a total of $20 million at closing, $5 million of which is an upfront cash payment and $15 million of which is the purchase of additional equity in AVEO. OSI will also provide AVEO research funding over the next two years to support the collaboration, and the potential to achieve additional royalties and milestones. In return, OSI will immediately receive rights beyond the original collaboration including rights to additional EMT targets (including up to 4 antibody targets) and increased access to AVEO technology (i.e. tumor models, archives and biomarkers). OSI is also acquiring non-exclusive access to AVEO’s proprietary bioinformatics platform. In addition, OSI will have the option to internalize key elements of AVEO’s proprietary technology platform including the Human Response Platform (HRP™) for the identification of novel EMT agents and proprietary patient selection biomarkers in support of OSI’s clinical development programs.
“Our initial collaboration with AVEO has convinced us that these platforms represent a valuable and integral component in our ongoing efforts to maintain our leadership position in exploiting the biology of EMT,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “Expanding the collaboration fits squarely within our strategic plan to deliver a differentiated and powerful approach to the discovery, development and commercialization of novel new medicines for the treatment of cancer.”

“We are very pleased to expand our collaboration with OSI Pharmaceuticals, a clear leader in the development of oncotherapeutics,” stated Tuan Ha-Ngoc, president and chief executive officer of AVEO Pharmaceuticals. “This agreement demonstrates the unique insights and value AVEO’s novel cancer biology platform brings to cancer drug development. Furthermore, our partnerships, including this expanded alliance, have enabled AVEO to build a sustainable company and underscore our ability to raise funds without diluting the value of our later-stage assets.”
About EMT Research at OSI
Epithelial-to-Mesenchymal Transition (EMT), and its reverse Mesenchymal-to-Epithelial transition (MET) are important phenomena in developmental biology that are increasingly associated with tumor biology. EMT is thought to be a marker of tumor progression, with tumors that express mesenchymal markers having a greater tendency to be invasive and metastasize than those tumors only expressing epithelial markers. OSI’s interest in EMT derived from its translational research efforts into better understanding which patients optimally benefit from therapy with the company’s flagship product, Tarceva® (erlotinib). Because mesenchymal tumor cells co-opt different sets of oncogenic signaling pathways, EMT targets represent a novel therapeutic opportunity in an area of significant unmet medical need. OSI has surmised that understanding and targeting the dynamic biological processes of EMT has offered it the opportunity to establish a highly differentiated, industry leading position as the organization best able to capitalize on this emerging field of oncology research. The company has focused its oncology research on discovering and validating EMT related targets; developing novel therapies — and combinations of therapies — against these EMT targets; developing specialized animal models that recapitulate EMT processes; and identifying and validating biomarkers to support these programs. The company believes that developing a differentiated and industry leading technology platform for its oncology research efforts is an essential component in establishing the strategic value of OSI’s oncology franchise.
About AVEO’s Human Response Platform (HRP™)
For decades, the standard preclinical model for testing the efficacy of novel oncology drug candidates has been the human tumor xenograft model. However, well-known challenges with these models include the artificial nature of the implanted tumor cells, which have adapted for growth in culture as opposed to an in vivo environment that would most closely mimic tumor activity in humans. Despite the low success rate of oncology products in clinical development — in part due to the high rate of false positives associated with this method of testing — xenografts are used broadly throughout the industry because no better model system has been available to more accurately predict success in the clinic.
AVEO’s HRP is designed to meet and overcome these challenges. HRP is based on the company’s proprietary, genetically-defined mouse models of human cancer, in which each model is engineered to contain signature genetic mutations that are present in human disease. Beyond these cancer-initiating engineered mutations, the resultant tumors acquire common and distinct spontaneous mutations during tumor progression. These mutations provide additional natural genetic variation more akin to the range of genetic heterogeneity encountered across different primary human tumors. The tumor-to-tumor genetic variation in the system provides the opportunity to identify genetic correlations between responding and non-responding tumor populations, and to apply such genetic profiles in clinical development.
About OSI Pharmaceuticals

OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
About AVEO
AVEO is a late-stage biopharmaceutical company focused on the discovery and development of novel, targeted cancer therapeutics. AVEO’s proprietary, integrated cancer biology platform enables the company to pursue highly efficient drug development strategies in oncology that increase the probability of clinical success and provides a discovery engine for high-value targets and therapies. This approach has resulted in a balanced pipeline of novel cancer therapies focused on well-validated targets (VEGFR, EGFR) and promising novel targets (HGF, FGFR, ErbB3 and NOTCH), as well as collaborations with Eli Lilly, Merck, OSI Pharmaceuticals, Schering-Plough and Biogen Idec. The company’s lead product, tivozanib (AV-951), a triple VEGF receptor inhibitor, recently completed Phase 2 clinical development in patients with metastatic renal cell cancer and is expected to enter Phase 3 development in 2009. Through a combination of internal drug discovery and selective in-licensing of targeted therapeutics, AVEO is building a diversified product pipeline and moving toward its vision of becoming a fully integrated biopharmaceutical company.
This news release contains forward-looking statements of OSI. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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